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EXHIBIT 23.01

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Niku Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-31318, 333-44988, 333-50184, 333-54404, 333-56402, 333-69196, and 333-85918)
on Forms S-8 and S-3 of Niku Corporation of our report dated February 22, 2002, except as to Note 14, which is as of April 15, 2002, relating to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2002, and the related financial statement schedule, which report appears elsewhere herein.

/s/ KPMG LLP

Mountain View, California
April 18, 2002